Exhibit 99.1

Press Release
SANTANDER BANCORP REPORTS EARNINGS OF $24.2 MILLION FOR
THE FIRST SEMESTER AND $6.5 MILLION FOR THE SECOND
QUARTER OF 2008
San Juan, Puerto Rico, August 8, 2008 — Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) (“the Corporation”) reported a net income of $24.2 million and $6.5 million for the six-month and three-month periods ended June 30, 2008, compared with net income of $15.8 million and $4.1 million for the same periods in 2007. For the six and three months ended June 30, 2008 and 2007, net income and other selected financial information, as reported are the following:

	Six months ended		Three months ended
($ in thousands, except earnings per share)	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
Net Income	$24,238	$15,825	$6,516	$4,096
EPS	$0.52	$0.34	$0.14	$0.09
ROA	0.53%	0.35%	0.28%	0.18%
ROE	8.66%	5.42%	4.58%	2.76%
Efficiency Ratio (*)	58.64%	64.06%	65.55%	65.78%
Net Interest Margin, on a tax equivalent basis	4.23%	3.86%	4.34%	3.79%

(*)	Operating expenses divided by net interest income on a tax equivalent basis, plus other income excluding gain on sale of securities, gain on equity securities and extinguishment of liabilities and derivatives.
The Corporation’s financial results for the semester and quarter ended June 30, 2008 were impacted by the following:
•	The provision for loan losses increased $25.2 million or 47.7% for the semester ended June 30, 2008 compared to the same period in 2007 and $7.7 million or 24.9% for the quarter ended June 30, 2008 compared to the same period in the prior year. The allowance for loan losses of $186.9 million as of June 30, 2008 represented 2.74% of total loans, 67.11% of non-performing loans and 114.66% of non-performing loans excluding loans secured by real estate. The increase in the provision for loan losses reflects the current recessionary cycle in Puerto Rico affecting the loan portfolio, including construction and commercial loans;

•	The provision for loan losses represented 134.28% and 125.15% of the net charge-offs for the six and three months ended June 30, 2008;
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

•	The Corporation experienced an increment of 37 basis points in net interest margin, on a tax equivalent basis, to 4.23% for the semester ended June 30, 2008 versus 3.86% for the same period in 2007 and an increment of 55 basis points to 4.34% for the quarter ended June 30, 2008 compared to 3.79% for the same quarter in 2007.

•	Non-interest income for the six months ended June 30, 2008 increased $17.4 million or 26.4% as compared to the same period in prior year, basically due to higher broker-dealer, asset management and insurance fees of $9.6 million, an increase in gains on sale of securities of $2.6 million, an increase in gain on derivatives of $2.1 million and a gain of $8.6 million on the sale of a portion of the Corporation’s investment in Visa, Inc. in connection with its initial public offering. These increases were partially offset by a decrease in gain on sale of loans of $2.1 million and an unfavorable valuation adjustment of $4.0 million for loans held for sale recorded through earnings for the semester ended June 30, 2008. The non-interest income for the quarter ended June 30, 2008 remained basically flat when compared with the same quarter in prior year.

•	Operating expenses experienced an increase of $1.9 million or 1.3% and $2.5 million or 3.4% for the semester and quarter ended June 30, 2008, respectively, when compared to the same periods in 2007;

•	During the quarter ended June 30, 2008, the Corporation sold certain impaired loans to an affiliate for $91.3 million in cash. These loans had a net book value of $91.3 million comprised of an outstanding principal balance of $96.8 million and a specific valuation allowance of $5.5 million. The type of loans by net book value was $76.8 million in construction loans and $14.5 million in commercial loans. No gain or loss was recognized on this transaction.

•	The common stock dividend for the six-month period ended June 30, 2008 was $0.20 resulting in a current annualized dividend yield of 3.77%.
Net Interest Income
The Corporation’s net interest income for the six months ended June 30, 2008 was $175.6 million, an increase of $18.0 million, or 11.5%, compared with $157.6 million for the six months ended June 30, 2007. For the six-month period ended June 30, 2008, net interest margin, on a tax equivalent basis, was 4.23% compared to net interest margin, on a tax equivalent basis, of 3.86% for the same period in 2007, a 37 basis points increase. This improvement was mainly due to a decrease in interest expense of $40.9 million or 23.0% when compared with the same period in the prior year. The average cost of funds on interest-bearing liabilities experienced a decrease of 113 basis points from 4.77% for the first semester ended June 30, 2007 to 3.64% for the same period in 2008. This was influenced by the reduction in federal funds rates made by the Federal Reserve since June 2007 which resulted in a lower cost of short term borrowings. Interest income, on a tax equivalent basis, reflected a reduction of $24.7 million or 7.3% for the six months ended June 30, 2008 compared to the same period in 2007 mainly due to decreases of $17.3 million or 5.7% in interest income on loans and $7.3 million or 20.4% in interest income on investment securities, reflecting a 61 basis points decrease in yield on the average interest-earning assets.
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

The average interest-earning assets at June 30, 2008 increased $4.1 million when compared with figures reported at June 30, 2007. This change was composed of an increase of $152.9 million in average interest bearing deposits partially offset by a decrease of $117.1 million in average investment securities due to a sale of $125 million of investment securities available for sale during the first quarter of 2008. There was a decrease of $31.7 million in average net loans for the six months ended June 30, 2008 compared with the same period in 2007. The decrease in average net loans was due to decreases in the leasing and construction loans portfolios of $38.4 million and $34.4 million, respectively. The decrease in construction loans was due to the sale of $82.9 million to an affiliate during the quarter. These decreases were partially offset by increases of $16.4 million in average consumer loans, $14.6 million in average mortgage loans and $68.6 million in average commercial loans.
The increase in average interest-bearing liabilities of $52.1 million for the six-month period ended June 30, 2008, was driven by an increase in average total interest-bearing deposits of $319.7 million offset by a decrease in average borrowings of $243.8 million when compared to the six-month period ended June 30, 2007. The increase in average total interest-bearing deposits was composed of $203.8 million and $173.3 million in average other time deposits and average brokered deposits, respectively, offset by a $57.3 million decrease in average savings and NOW accounts. The decrease in average borrowings of $243.8 million was composed of a decrease in average federal funds and other borrowings of $419.0 million mainly due to the payment of the outstanding indebtedness incurred under a bridge facility agreement among the Corporation, Santander Financial Services, Inc. (a wholly-owned subsidiary of the Corporation operating under the trade name “Island Finance”) and National Australia Bank Limited. Average Federal Home Loan Bank (FHLB) advances reflected an increase of $380.6 million offset by reductions in average repurchase agreements of $204.8 million. There was also an increase in average term notes of $22.3 million for the semester ended June 30, 2008 compared with the same period in 2007.
The Corporation’s net interest income for the three months ended June 30, 2008 reached $91.0 million compared with $78.2 million for the same period in 2007, reflecting an increase of $12.8 million, or 16.4%. The interest margin, on a tax equivalent basis, reflected an increase of 55 basis points from 3.79% for the quarter ended June 30, 2007 to 4.34% for the quarter ended June 30, 2008. The 55 basis points increase in net interest margin, on a tax equivalent basis, was mainly due to a decrease in interest expense of $27.7 million or 30.7% when compared with the same period the prior year. This reduction was due to a decrease in average cost of 149 basis points from 4.78% to 3.29% for the quarter ended June 30, 2008, reflecting the Federal Reserve’s interest rate cuts. This decrease was offset by a 77 basis points decrease in yield on the average interest-earning assets. Interest income, on a tax equivalent basis, reflected a reduction of $15.9 million or 9.3% for the quarter ended June 30, 2008 from $170.3 million for the quarter ended June 30, 2007 to $154.4 million for the quarter ended June 30, 2008 mainly due $12.2 million or 8.11% decrease in interest income on average loans.
For the three months ended June 30, 2008, average interest-earning assets increased $53.3 million when compared to same period the prior year. This improvement was mainly due to an increase of $290.9 million or 220.8% in average interest-bearing deposits partially offset by decreases of $165.3 million or 2.4% in average net loans and $72.3 million or 5.0% in average investment securities due to a sale of $125 million of investment securities available for sale during the first quarter of 2008. The decrease in average net loans was driven principally by an
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

$85.4 million decrease in average construction loans as a result of the sale of loans with a principal value of $82.9 million to an affiliate and a $36.7 million decrease in average lease financing portfolio. Also there was an increase in average allowance for loan losses of $58.3 million for the quarter. Average commercial loans reflected an increase of $14.9 million for the quarter ended June 30, 2008 compared with the quarter ended June 30, 2007.
The $69.6 million increase in average interest-bearing liabilities for the quarter ended June 30, 2008, was driven by an increase in average other time deposits and average brokered deposits of $484.5 million and $363.8 million, respectively. The increase in average interest bearing deposits was offset by $759.1 million decrease in average borrowings and $22.4 million in average term notes. The reduction in average borrowings was driven by decreases of $713.9 million in average federal funds purchased and other borrowings, $189.1 million in average commercial paper and $180.5 in average securities sold under agreements to repurchase. These decreases were partially offset by an increase in average FHLB advances of $324.5 million for the quarter ended June 30, 2008 compared with the same period in 2007.
Provision for Loan Losses
The Corporation’s provision for loan losses increased $25.2 million or 47.7% from $52.9 million for the six months ended June 30, 2007 to $78.1 million for the same period in 2008 and $7.7 million or 24.9% for the quarter ended June 30, 2008 when compared with the same period in prior year. The increase in the provision for loan losses was due primarily to increases in non-performing loans due to the deterioration in economic conditions in Puerto Rico, requiring the Corporation to increase the level of its allowance for loan losses. There was an increase of $142.6 million in past-due loans (non-performing loans and accruing loans past-due 90 days or more) which reached $289.8 million as of June 30, 2008, from $147.3 million as of June 30, 2007, and $301.6 million as of December 31, 2007. Non-performing loans were $278.5 million as of June 30, 2008, an increase of $141.5 million or 103.3%, compared to non-performing loans as of June 30, 2007.
Other Income
For the six months ended June 30, 2008, other income reached $83.4 million, a $17.4 million or 26.4% increase when compared to $66.0 million for the same period in 2007. For the quarter ended June 30, 2008, other income remained basically flat when compare to the figures reported for the same period the prior year. The other income was impacted by the following:
•	Broker-dealer, asset management and insurance fees reflected an increase of $9.6 million for the six-month period ended June 30, 2008, due to increases in broker-dealer and asset management fees of $12.1 million partially offset by a decrease of $2.5 million in insurance fees due to a reduction in credit life commissions generated from the Island Finance operation. For the quarter ended June 30, 2008, the $4.6 million increase in broker-dealer and asset management fees was partially offset by a $0.7 million decrease in insurance fees. The borker-dealer operation is carried out through Santander Securities Corporation (“Santander Securities”), a wholly-owned subsidiary of the Corporation, whose business includes securities underwriting and distribution, sales, trading, financial planning and securities brokerage services. In addition, Santander Securities provides investment management services through its wholly-owned subsidiary, Santander Asset Management
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

Corporation. The broker-dealer, asset management and insurance operations contributed 50.35% and 64.48% to the Corporation’s other income for the semester and quarter ended June 30, 2008, respectively, and 49.07% and 50.39% to the semester and quarter ended June 30, 2007.

•	There was an increase in gain on sale of securities available for sale of $2.6 million for the six months ended June 30, 2008 due to the sale of $125 million in securities during the first quarter of 2008, partially offset by a loss of $0.4 million on the extinguishment of certain repurchase agreements that were funding part of the securities sold.

•	The Corporation reported an increase in gain on derivative instruments of $2.1 million for the six months ended June 30, 2008 compared with the same period during the prior year due to the net effect of incorporating the Corporation’s credit risk in the derivative fair value calculation methodology pursuant the adoption of SFAS 157. For the quarter ended June 30, 2008, there was an increase in losses on derivative instruments of $1.9 million when compared with the quarter ended June 30, 2007 mostly resulting from a loss of $1.7 million arising from the credit risk component incorporated into the fair value calculation of a subordinated note recognized during the quarter pursuant to SFAS.

•	There were decreases in gain on sale of residential mortgage loans of $2.1 million and $1.2 million in gain on sale of residential mortgage loans for the six-month and three-month periods ended June 30, 2008, respectively, compared with the same periods the prior year, due to a decrease in mortgage loans sold of $87.8 million and $35.9 million for the semester and quarter ended June 30, 2008, respectively compared with the same period in 2007

•	During the first quarter of 2008, a gain of $8.6 million on the sale of part of the investment in Visa, Inc. in connection with its initial public offering was recognized through earnings.

•	An unfavorable valuation adjustment of $4.0 million and $2.2 million for loans held for sale was recorded through earnings for the semester and quarter ended June 30, 2008.
Operating Expenses
The Corporation’s operating expenses reflected increases of $1.9 million and $2.5 million for the six-month and three-month periods ended June 30, 2008 when compared with six-month and three-month periods ended June 30, 2007. The variances in operating expenses are described below:
•	During the first semester of 2008, total salaries and other employee benefits reflected a decrease of $4.4 million compared with the same period the prior year. A $10.4 million decrease in expense for stock incentive plans was partially offset by an increase of $5.3 million in other compensation. The increase in other compensation is mainly due to a $5.4 million increment in commissions and bonuses. For the quarter ended June 30, 2008, total salaries and other employee benefits decreased $2.5 million compared with the quarter ended June 30, 2007. This decrease was mainly due to a $4.9 million
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

reduction in stock incentive plans expense partially offset by $2.0 increase in other employee benefits.

•	The Corporation’s non-personnel expenses increased $6.3 million and $5.0 million for the six months and three months ended June 30, 2008 compared with the same period in prior year. There were increases of $3.0 million in EDP servicing expenses, amortization and technical services mainly due to an increase in technical assistance expense charged by affiliates for software development; $2.8 million in professional fees principally due to an increment in consulting fees regarding the adoption of new accounting pronouncements and review of other operational procedures; $2.0 million in FDIC assessment due to the 2007 assessment systems implemented under the Federal Deposit Insurance Reform Act of 2005 (“the Reform Act”) that imposed insurance premiums based on factors such as capital level, supervisory rating, certain financial ratios and risk information; $1.7 million in occupancy cost due to the sale and leaseback of the Corporation’s two principal properties in December 2007; and $1.8 million in other taxes. These increases were partially offset by a $4.2 million decrease in business promotion expenses and a $1.9 million decrease in credit card expenses due to the sale of the Corporation’s merchant business during the first quarter of 2007.

•	For the quarter ended June 30, 2008, non-personnel expenses increased $5.0 million compared with the quarter ended June 30, 2007. This increment was due to increases in EDP servicing expenses, amortization and technical services of $2.2 million, professional fees of $1.9 million, other taxes of $1.5 million, FDIC assessment due of $1.0 million and occupancy cost of $0.9 million. These increases were partially offset by $2.7 million decrease in business promotion.
The Efficiency Ratio, on a tax equivalent basis, for the six months ended June 30, 2008 and 2007 was 58.64% and 64.06%, respectively, reflecting an improvement of 542 basis points. For the six months ended June 30, 2008 there was a decrease of $10.4 million in compensation expense due to a favorable change in Long Term Incentive Plan valuation and because the majority of the options granted were exercised under this plan during the six months ended June 30, 2008, which result in no additional valuation adjustments.
The Efficiency Ratio, on a tax equivalent basis, for the three months ended June 30, 2008 and 2007 was 65.55% and 65.78%, respectively, reflecting an improvement of 23 basis points. For the three months ended June 30, 2008 there was a decrease of $4.9 million in compensation expense mostly attributed to the fact that during 2007 Banco Santander, S.A. (the “Santander Group,” the Corporation’s majority shareholders) granted 100 shares of its stock to all employees of the Santander Group as part of the celebration of its 150th anniversary and during the quarter ended June 30, 2008 the majority of the options granted to certain employees under a Long Term Incentive Plan sponsored by the Santander Group were exercised, which resulted in no additional valuation adjustments. Further, there a favorable change in Long Term Incentive Plan valuation occurred during the quarter ended June 30, 2008.
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

Balance Sheet
The Corporation’s assets reached $8.8 billion as of June 30, 2008, a 3.5% or $321.5 million decrease compared to total assets of $9.2 billion at December 31, 2007 and a 3.9% or $357.4 million decrease compared to total assets of $9.2 billion at June 30, 2007. This reduction was mainly due to a decrease in net loan portfolio of $286.4 million as of June 30, 2008 compared with December 31, 2007 and a decrease of $140.8 million in investment securities due to the sale of $125 million of certain investment securities available for sale during the first quarter of 2008. These decreases were partially offset by an increase in cash and cash equivalents of $118.6 million.
Loans
The following table reflects the period end loan balances, including loans held for sale, as June 30, 2008 and 2007 and December 31, 2007:

			June08 / June07			Jun08/Dec07
	Jun-08	Jun-07	$ Var	% Var	Dec-07	$ Var	% Var
	($ in thousands)
Commercial:
Retail	$1,796,136	1,883,252	$(87,116)	-4.6%	$1,857,361	$(61,225)	-3.3%
Corporate	689,610	632,129	57,481	9.1%	765,310	(75,700)	-9.9%
Construction	383,704	500,328	(116,624)	-23.3%	484,237	(100,533)	-20.8%

	2,869,450	3,015,709	(146,259)	-4.8%	3,106,908	(237,458)	-7.6%
Consumer:
Consumer	649,560	670,367	(20,807)	-3.1%	674,349	(24,789)	-3.7%
Consumer finance	606,327	613,924	(7,597)	-1.2%	611,113	(4,786)	-0.8%

	1,255,887	1,284,291	(28,404)	-2.2%	1,285,462	(29,575)	-2.3%
Mortgage (mainly residential, including loans held for sale)	2,686,556	2,710,573	(24,017)	-0.9%	2,685,962	594	0.0%

Gross Loans	6,811,893	7,010,573	(198,680)	-2.8%	7,078,332	(266,439)	-3.8%
Allowance for loan losses	(186,889)	(127,916)	(58,973)	46.1%	(166,952)	(19,937)	11.9%

Net Loans	$6,625,004	$6,882,657	$(257,653)	-3.7%	$6,911,380	$(286,376)	-4.1%

The net loan portfolio, including loans held for sale, reflected a decrease of $286.4 million or 4.1%, reaching $6.6 billion at June 30, 2008, compared to the figures reported as of December 31, 2007, and a decrease of $257.7 million or 3.7%, when compared to June 30, 2007. The reduction in net loan portfolio was basically due to the sale of $96.8 million of certain impaired commercial and construction loans to an affiliate and repayments of approximately of $226.3 million in the retail and corporate loan portfolio during the six months ended June 30, 2008. The mortgage loan portfolio, at June 30, 2008, remained basically flat when compared to December 31, 2007 and reflected a decrease of $24.0 million when compared to June 30, 2007. Residential mortgage loan origination for the semester ended June 30, 2008 was $214.9 million, $127.4
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

million or 37.2% less than the $342.3 million originated during the same period in 2007. Total mortgage loans sold and securitized during the six months ended June 30, 2008 were $96.0 million compared to $167.2 million during the same period in 2007. The consumer loan portfolio (including consumer finance) also reflected a decrease of $29.6 million or 2.3% as of June 30, 2008, compared to December 31, 2007. Compared to June 30, 2007, the consumer loan portfolio reflected a decrease of $28.4 million or 2.2%. The commercial loan portfolio (including leasing) decreased $136.9 million or 5.2% and $29.6 million or 1.2% compared with December 31, 2007 and June 30, 2007, respectively.
Allowance for Loan Losses
The following table sets forth an analysis of the allowance for loan losses during the periods indicated:

	For the six months ended		For the three months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Dollars in thousands)		(Dollars in thousands)
Balance at beginning of period	$166,952	$106,863	$179,150	$115,171
Provision for loan losses	78,090	52,874	38,515	30,850

	245,042	159,737	217,665	146,021

Losses charged to the allowance	60,055	34,026	31,703	18,917
Recoveries	(1,902)	(2,205)	(927)	(812)

Net loans charged-off	58,153	31,821	30,776	18,105

Balance at end of period	$186,889	$127,916	$186,889	$127,916

The Corporation’s allowance for loan losses was $186.9 million or 2.74% of period-end loans at June 30, 2008, a 92 basis point increase compared to $127.9 million, or 1.82% of period-end loans at June 30, 2007. The $186.9 million in the allowance for loan losses is comprised of $117.3 million related to commercial banking and $69.6 million to the consumer finance operations, with a provision for loan losses of $48.1 million and $30.0 million for each respective segment for the six months ended June 30, 2008. At June 30, 2007, the $127.9 million in the allowance for loan losses is comprised of $68.0 million related to commercial banking and $59.9 million to the consumer finance operations, with a provision for loan losses of $18.8 million and $34.1 million for the same period for each respective segment.
The increment in the allowance for loan losses to period-end loan was due to the increase in non-performing loans and loans past due 90 days or more of $142.6 million from $147.3 million at June 30, 2007 to $289.8 million at June 30, 2008.
The ratio of allowance for loan losses to non-performing loans and accruing loans past due 90 days or more was 64.48% and 86.87% at June 30, 2008 and June 30, 2007, respectively, a decrease of 22.39 percentage points. At June 30, 2008, this ratio increased 9.12 percentage points when compared to 55.36% at December 31, 2007. Excluding non-performing mortgage loans (for which the Corporation has historically had a minimal loss experience) this ratio was
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

107.18% at June 30, 2008 compared to 181.39% as of June 30, 2007 and 79.51% as of December 31, 2007.
The annualized ratio of net charge-offs to average loans for the six-month period ended June 30, 2008 was 1.66%, increasing 74 basis points from 0.92% for the same period in 2007. This change was due to an increment in net charge-offs of $26.3 million during 2008 when compared with the same period in 2007.
At June 30, 2008, impaired loans (loans evaluated individually for impairment) with related allowance amounted to approximately $184.0 million and $30.9 million, respectively. At December 31, 2007 impaired loans with related allowance amounted to $205.6 million and $25.6 million, respectively.
Non-performing Assets and Past Due Loans
The following table presents the major categories of non-performing loans and the variances for the periods indicated:

					Var
				Var Jun08/	Jun08/
	Jun-08	Dec-07	Jun-07	Jun07	Dec07
	($ in thousands)
Past-due loans:
Non performing loans:
Residential Mortgage	$105,062	$80,805	$65,923	$39,139	$24,257
Consumer	13,569	10,818	8,513	5,056	2,751
Consumer finance	34,337	37,412	33,615	722	(3,075)
Commercial, construction and other	125,512	165,403	28,914	96,598	(39,891)

	278,480	294,438	136,965	141,515	(15,958)
Accruing loans past-due 90 days or more	11,369	7,162	10,293	1,076	4,207

Total past due loans	$289,849	$301,600	$147,258	$142,591	$(11,751)

As of June 30, 2008, the Corporation’s total non-performing loans (excluding other real estate owned) reached $278.5 million or 4.09% of total loans from $294.4 million or 4.16% of total loans as of December 31, 2007 and from $137.0 million or 1.95% of total loans as of June 30, 2007. The Corporation’s non-performing loans reflected an increase of $141.5 million or 103.3% compared to non-performing loans as of June 30, 2007 and a decrease of $16.0 million or 5.4% compared to non-performing loans as of December 31, 2007. The increase in non-performing loans was principally due to the $87.5 million increase in nonperforming construction loans and the $39.1 million increase in non-performing residential mortgages when compared to June 30, 2007. Compared to December 31, 2007, the increase was composed mainly of increases in non-performing residential mortgages of $24.3 million or 30.0% partially offset by $49.6 million decrease in non-performing construction loans mainly due to the sale of $82.9 million of certain impaired construction loans to an affiliate.
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

Liabilities
The Corporation’s total liabilities reached $8.3 billion as of June 30, 2008, reflecting a decrease of $346.1 million compared to December 31, 2007. This reduction in total liabilities was principally due to a decrease in total borrowings (comprised of federal funds purchased and other borrowings, securities sold under agreements to repurchase, commercial paper issued, federal home loan advances, term and capital notes) of $1.1 billion or 35.4% at June 30, 2008 from $3.1 billion at December 31, 2007 mainly due to the refinancing of the outstanding indebtedness incurred under bridge facility agreement among the Corporation, Santander Financial Services Inc. and National Australia Bank Limited. This decrease was partially offset by an increase in total deposits of $817.6 million or 15.8% to $6.0 billion as of June 30, 2008 from $5.2 billion as of June 30, 2007. The $817.6 million increase in total deposits was principally due to a certificate of deposit for the amount of $640 million opened by Banco Santander, S.A. at Banco Santander Puerto Rico.
Customer Financial Assets under Control
As of June 30, 2008, the Corporation had $14.2 billion in Customer Financial Assets under Control. Customer Financial Assets under Control include bank deposits (excluding brokered deposits), broker-dealer customer accounts, mutual fund assets managed, and trust, institutional and private accounts under management.
Shareholder Value
As of June 30, 2008, the Corporation’s common stock price per share was $10.61, resulting in a market capitalization of $494.8 million, including affiliated holdings compared to book value equity of $561.1 million.
During the quarter ended June 30, 2008, Santander BanCorp declared a cash dividend of 10 cents per common share, resulting in a current annualized dividend yield of 3.77%.
There were no stock repurchases during the first semesters of 2008 and 2007 under the Stock Repurchase Program. As of June 30, 2008, the Corporation had acquired, as treasury stock, a total of 4,011,260 shares of common stock, amounting to $67.6 million.
As of June 30, 2008, the Corporation was well capitalized under the regulatory framework for prompt corrective action. At June 30, 2008 the Corporation continued to exceed the regulatory risk-based capital requirements for well-capitalized institutions. Tier I capital to risk-adjusted assets and total capital ratios at June 30, 2008 were 8.08% and 11.18%, respectively, and the leverage ratio was 5.68%.
Availability on Website
The Corporation makes available additional financial information on the Corporation’s website at www.santandernet.com, and can be accessed by clicking on “Investor Relations” on the website main page and clicking on “Financial Highlights on Excel”.
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

Institutional Background
Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). 91% of the outstanding common stock of Santander BanCorp is owned by Banco Santander, S.A (Santander). The Corporation has five wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Financial Services, Inc., Santander Insurance Agency, Inc. and Island Insurance Corporation. Banco Santander Puerto Rico has been operating in Puerto Rico for thirty-two years. It offers a full array of services through 57 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,100 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Financial Services, Inc. offers consumer finance products through its network of 68 branches throughout the Island. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company’s website at www.santandernet.com.
Santander (SAN.MC, STD.N) is the largest bank in the euro zone by market capitalization and fifth in the world by profit. Founded in 1857, Santander has EUR 912,915 million in assets and EUR 1,063,892 million in managed funds, 65 million customers, 11,178 branches and a presence in 40 countries. It is the largest financial group in Spain and Latin America, and is the sixth largest bank in the United Kingdom, through its Abbey subsidiary, and is the third largest banking group in Portugal. Through Santander Consumer Finance, it also operates a leading in 12 European countries (Germany, Italy and Spain, among others) and the United States. In 2007, Santander registered €9,060 million in net attributable profits, an increase of 19% from the previous year.
In Latin America, Santander manages over US$300 billion in business volumes (loans, deposits, mutual funds and managed funds) through 4,498 offices. In 2007, Santander reported $3,648 million in net attributable income in Latin America, 27% higher than the prior year.
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186
This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management’s assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186